Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 23, 2009	Contact:	Helen W. Cornell Executive Vice President, Finance and CFO (217) 228-8209
GARDNER DENVER, INC. REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS:
Strong Cash Flow Used To Repay Debt and Profit Improvement Initiatives Remain on Schedule
Second Quarter Highlights:
•	Diluted Earnings Per Share (“DEPS”) were $0.48 for the second quarter of 2009, which included expenses for profit improvement initiatives, non-recurring items, impairment charges and the related income tax effect that reduced DEPS by $0.02. Excluding these items, DEPS would have been $0.50.

•	Cash provided by operating activities exceeded $37 million for the quarter, including $33 million as a result of inventory reductions.

•	Debt was reduced by $26.5 million, primarily due to repayments of $37 million which were partially offset by the unfavorable effect of changes in foreign currency exchange rates.

•	Profit improvement projects are being implemented on schedule.
QUINCY, IL (July 23, 2009) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and operating income for the three months ended June 30, 2009 were $436.0 million and $26.3 million, respectively, and net income and diluted earnings per share were $24.9 million and $0.48, respectively. For the six-month period of 2009, revenues were $898.5 million and the Company generated an operating loss of $201.6 million and a net loss of $224.3 million, or $4.33 on a per share basis. The three and six-month periods ended June 30, 2009 included expenses totaling $16.0 million and $289.1 million, respectively, for profit improvement initiatives, nonrecurring expenses and impairment charges. These expenses and the related income tax effect reduced DEPS for the three and six-month periods ending June 30, 2009 by $0.02 and $5.34, respectively.
CEO’s Comments Regarding Results
“During the second quarter, we continued to broaden the application of lean methods; completed the closure of the CompAir facility in Piqua, Ohio; implemented SAP at CompAir operations in the U.K., Germany and the U.S.; and reduced manpower levels at several locations around the world,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “Unfortunately, on-going deterioration in demand necessitated further cost reductions in Europe and the U.S., which were commenced during the quarter and expensed as part of the second quarter profit improvement initiatives. We expect to complete these incremental cost reduction initiatives by the end of 2009.
“Our efforts to streamline and reduce the costs of our operations remain on track. We have completed the consolidation of three operations in North America and have four other manufacturing facility closures in process that we expect to complete by early 2010. Additionally, the integration of the CompAir acquisition is nearly complete. These actions are part of the projects we have initiated since September 2008 in order to realize our objective to create a leaner manufacturing footprint while maintaining our ability and capacity to satisfy increases in end market demand when macroeconomic conditions improve.
“In the second quarter of 2009, we received a $15 million order for marine loading arms destined for Brazil, which we expect to ship late this year. Unfortunately, other than this significant order, a weak demand environment throughout most of the world continued to affect orders for all other product lines, which were less in the second quarter of 2009 than the same period of the prior year. Organic growth was limited on a regional basis to Asia Pacific. Compared to the first quarter of 2009, orders in the second quarter reflected further deterioration in demand for Industrial Products, particularly in Europe, consistent with declining rates of industrial production and capacity utilization.
“Orders for petroleum products were also lower in the second quarter of 2009, compared to the first quarter, primarily as a result of continued reductions in the North American rig count. This decreased demand is also contributing to pricing pressure in petroleum products, which is typical in this industry segment when demand deteriorates as significantly as we are currently experiencing. Pricing for the Company’s other products has remained relatively consistent. As customers reassessed their demand forecasts, we experienced order cancellations of $14 million for Industrial Products and $2 million for Engineered Products. All such cancellations are reflected in our orders (which are reported net of cancellations) and backlog reported for the second quarter of 2009.
“Our cultural transformation into a lean organization continues to produce benefits through lead time and working capital reductions. We are using the resulting incremental cash flow primarily to repay debt while maintaining the Company’s strong liquidity position. During the second quarter of 2009, we generated $37 million in cash provided by operating activities, only 28 percent less than the same period of 2008 despite lower revenues and a 64 percent reduction in operating income. Both receivables and inventories were significant sources of cash flow, partially offset by reductions in accounts payable and accrued liabilities.
“Our internal goals of innovation and flexibility require that we concentrate our efforts on focusing on the customer, leaning our processes and reducing costs through our profit improvement initiatives. We will continue to proactively identify and evaluate further cost reduction and rationalization projects, with a goal of maintaining manufacturing capacity after the consolidation projects are completed. We believe such efforts will result in improved operating margins in 2010 and greater manufacturing flexibility, allowing us to respond quickly to changes in customers’ requirements with shorter lead times and less investment in net working capital.”

Outlook
Commenting on the global demand environment, Mr. Pennypacker stated, “Our visibility into future demand trends has not improved over the first six months of 2009 and an unusual level of uncertainty remains in our financial outlook. Compared to the first quarter of 2009, orders for our products serving industrial end market segments remained weak in the U.S. and deteriorated further in Europe in the second quarter. Demand for these products tends to correlate with the level of manufacturing capacity utilization, which has continued to contract and remains at historic lows. The continued contraction in capacity utilization in the U.S. and Europe has resulted in declining demand for capital equipment, such as blowers and compressor packages, and for aftermarket services as existing equipment remains idle. As a result of our expectation for on-going weak economic conditions, we anticipate demand for industrial products to remain relatively low for the remainder of 2009 and we remain cautious in our outlook. When demand begins to recover, we expect to initially see increased orders for aftermarket parts and shorter lead-time products that are more susceptible to swings in the economy, such as those that serve light industry and Class 8 trucks and OEM products for medical and environmental applications. At this point, we have not yet seen signs of that demand improving. The rate of decline, however, has continued to slow since the fourth quarter of 2008.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products. Based on the declining levels of backlog for this segment, we expect second half revenues for Engineered Products to decrease versus the first half of 2009, primarily as a result of reduced demand for petroleum products attributable to a lower rig count in North America. At present, we are uncertain how long orders for petroleum products will remain at these depressed levels.”
Mr. Pennypacker stated, “Based on the uncertain economic outlook, our existing backlog and cost reduction plans, we are projecting the full-year 2009 net loss per share, including estimated profit improvement costs (primarily consisting of severance expenses), non-recurring items, impairment charges and non-cash tax items totaling $5.59, to be in the range of $3.27 to $3.47. Our previous full-year guidance for 2009, excluding profit improvement costs and impairment charges, was in a range of $2.30 to $2.70, which included a tax benefit attributable to the reversal of a tax reserve in the first quarter of 2009 ($0.07 per share). We are now projecting full-year 2009 DEPS to be in a range of $2.12 to $2.32, which excludes profit improvement costs, non-recurring items, impairment charges and all non-cash tax items (including the first quarter $0.07 tax benefit mentioned previously). This updated full-year outlook reflects the deterioration in the global economy experienced in the second quarter of 2009 and our expectation of unabsorbed overhead costs as we continue to reduce inventory.
“We have undertaken extensive profit improvement projects and have identified other potential initiatives for the second half of the year, should conditions warrant their implementation. Accordingly, we may record additional profit improvement charges of approximately $19 million in the second half of 2009 related to other potential and in-process initiatives. Actual profit improvement costs incurred in 2009 will depend on, among other things, the length and severity of the current economic downturn and the availability of government-funded incentives to partially offset the cost of relocating equipment and personnel. The third quarter DEPS is expected to be in a range of $0.23 to $0.28. Excluding profit improvement costs, the third quarter DEPS is expected to be in a range of $0.40 to $0.45. The effective tax rate assumed in the DEPS guidance for the remainder of 2009 is 30.5 percent.”
Mr. Pennypacker noted, “Cash flow provided by operations in the second quarter was enhanced by working capital reductions. We expect this trend to continue through the remainder of 2009, which should result in further reductions in debt and continued strengthening of the Company’s balance sheet. The improvements we continue to make to our businesses, including the CompAir integration, profit improvement activities and other lean initiatives, are expected to continue to improve our cash generating ability over the long term.”
The Company invested approximately $28.1 million in capital expenditures during the six-month period of 2009, compared to $20.2 million in the same period of 2008. Capital expenditures in the six-month period of 2009 include the second quarter acquisition of a facility previously leased by a CompAir subsidiary. Depreciation and amortization expense increased to $34.9 million for the six months ended June 30, 2009, compared to $30.3 million in the same period of 2008, primarily due to the acquisition of CompAir. Capital spending is expected to be approximately $50 million to $60 million in 2009.
Revised Reportable Segment Composition
Effective January 1, 2009, the Company reorganized its five former operating divisions into two major product groups: the Industrial Products Group and the Engineered Products Group. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is composed of the former Engineered Products, Thomas Products and Fluid Transfer Divisions. These changes were designed to streamline operations, improve organizational efficiencies and create greater focus on customer needs.
The 2008 reportable segment results included in this press release have been recast to conform to the current presentation. The Company furnished unaudited selected pro forma segment results for each quarter of the year ended December 31, 2008 and for the years ended December 31, 2008, 2007 and 2006 in a Current Report on Form 8-K to the Securities and Exchange Commission on April 23, 2009.
Intangible Asset Impairment
Under generally accepted accounting principles in the U.S. (“GAAP”), the Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. An impairment assessment under GAAP requires that the Company consider, among other factors, differences between the current book value and estimated fair value of its net assets, and comparison of the estimated fair value of its net assets to its current market capitalization. During the first quarter of 2009, the Company determined that an interim assessment was appropriate due to the significant decline in order rates for products of the

Industrial Products segment, the uncertain outlook regarding when such order rates might return to levels and growth rates experienced in recent years, and the sustained decline in the price of the Company’s common stock. Based on this assessment, an estimated pre-tax, non-cash impairment charge of $265.0 million to reduce the carrying value of goodwill in the Company’s Industrial Products segment was recorded in the first quarter of 2009.
During the second quarter of 2009, the Company completed the extensive financial analysis and asset valuations necessary to determine the amount of the charge and record it appropriately at the Company’s affected subsidiaries and also completed its preliminary annual assessment of indefinite-lived intangible assets as of June 30, 2009. Based on these assessments, an estimated non-cash impairment charge was recorded to reduce the carrying value of a trade name in the Industrial Products segment, which was more than offset by a reduction in the goodwill impairment charge previously estimated in March 2009. The net impairment charge for the three and six-month periods ending June 30, 2009 was a reduction of $3.9 million and a charge of $261.1 million, respectively. While these indefinite-lived intangible asset and goodwill impairment charges reduced reported operating income under GAAP for the six-month period ended June 30, 2009, they were non-cash in nature and did not affect the Company’s liquidity, compliance with debt covenants or cash provided by operating activities.
Second Quarter Results
Revenues decreased $82.1 million (16 percent) to $436.0 million for the three months ended June 30, 2009, compared to the same period of 2008. Industrial Products segment revenues decreased 7 percent for the three-month period of 2009, compared to the previous year, despite the incremental effect of acquisitions, due to significant reductions in volume attributable to the global economic slowdown and unfavorable changes in foreign currency exchange rates. Orders for this business segment decreased 15 percent in the three months ended June 30, 2009, when compared with the same period of 2008, despite the addition of acquired businesses, reflecting significant declines in demand on a global basis and unfavorable changes in foreign currency exchange rates.
Engineered Products segment revenues decreased 25 percent for the three months ended June 30, 2009, compared to the same period of 2008, primarily due to lower volume in most product lines and unfavorable changes in foreign currency exchange rates. Orders for Engineered Products decreased 39 percent in the second quarter, compared with the same period of 2008, due to lower demand for all product lines other than loading arms and unfavorable changes in foreign currency exchange rates. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit decreased $37.3 million (22 percent) to $130.5 million for the three months ended June 30, 2009, compared to the same period of 2008, primarily as a result of volume reductions and unfavorable product mix attributable to the acquisition of CompAir, since the gross profit as a percentage of revenues for this business is currently less than the Company’s average. Declining petroleum products volume also contributed to the unfavorable mix, since these products tend to generate above average gross profit as a percentage of revenues. Gross profit as a percentage of revenues declined to 29.9 percent in the three months ending June 30, 2009, from 32.4 percent in the same period of 2008, due primarily to unfavorable product mix, and the loss of volume leverage and fixed cost absorption as production levels declined, partially offset by the benefits of operational improvements and cost reductions.
Selling and administrative expenses decreased $3.2 million to $87.2 million in the three-month period ended June 30, 2009, compared to the same period of 2008, despite an increase in expenses attributable to acquisitions ($21.8 million), due to cost reductions ($18.2 million), including lower compensation and benefit expense, and favorable changes in foreign currency exchange rates ($6.8 million). As a percentage of revenues, selling and administrative expenses increased to 20.0 percent for the three-month period ended June 30, 2009, compared to 17.4 percent for the same period of 2008, as a result of the acquisition of CompAir, which currently operates with higher selling and administrative expenses as a percentage of revenues than the legacy Gardner Denver businesses, and the reduced leverage resulting from lower revenues.
Other operating expenses, net increased $17.1 million to $21.0 million in the three months ended June 30, 2009, compared to the same period of 2008, primarily as a result of $19.8 million in costs associated with profit improvement initiatives.
The net impairment credit of $3.9 million for the three-month period ending June 30, 2009 (resulting in a net year to date charge of $261.1 million) reflects the finalization of the goodwill impairment charge and a reduction in the carrying value of certain trade names in the Company’s Industrial Products Group.
Operating income, as adjusted to exclude the impact of expenses incurred for profit improvement initiatives, non-recurring items and impairment charges (“Adjusted Operating Income”) for the three-month period ended June 30, 2009 was $42.2 million. DEPS, as adjusted for the impact of profit improvement initiatives, non-recurring items, impairment charges and the related income tax effect (“Adjusted DEPS”) for the three-month period ended June 30, 2009 were $0.50. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with GAAP. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes excluding these expenses and adjustments from operating income (loss) and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing financial analysis that is consistent with financial models developed by investors and research analysts, provides management with a more accurate measurement of operating performance, and is more useful in determining management compensation.
Adjusted Operating Income for the Industrial Products segment in the second quarter of 2009 was $5.6 million and segment Adjusted Operating Income as a percentage of revenues was 2.3 percent. The segment operating loss(1), as reported under GAAP, for the Industrial Products segment for the three months ended June 30, 2009 was $7.0 million. The percentage of segment operating loss to revenues was 2.8 percent, compared to segment operating income as a percentage of revenues of 11.0 percent in the same period of 2008. The decline in segment operating margin was due primarily to the lower volume discussed above. In addition, costs associated with profit improvement initiatives and impairment charges reduced segment operating income by $12.6 million and segment operating margin by 5.1 percentage points. Financial results of acquisitions completed in 2008 reduced segment Adjusted Operating Income by $1.2 million and segment Adjusted Operating Income as a percentage of revenues by 2.0 percentage points. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the second quarter of 2009 was $36.6 million and segment Adjusted Operating Income as a percentage of revenues was 19.7 percent. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended June 30, 2009 was $33.2 million and segment operating margin(1) was 17.9 percent, compared to $44.1 million and 17.7 percent in the same period of 2008. Segment operating margin was impacted by costs associated with profit improvement initiatives and non-recurring expenses, which reduced segment operating income by $3.4 million and segment operating margin by 1.8 percentage points, and the volume reduction and unfavorable mix discussed previously. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The Company recorded a net income tax benefit of $4.0 million in the three months ended June 30, 2009 compared to income tax expense of $19.3 million in the same period of 2008. The 2009 benefit reflected the reversal of deferred tax liabilities totaling $9.1 million associated with the goodwill and trade name impairment charges described above.
Net income for the three months ended June 30, 2009 decreased $24.7 million (50 percent) to $24.9 million, compared to $49.6 million in the same period of 2008. The deterioration was primarily due to costs associated with the profit improvement initiatives and lower gross profit, partially offset by the after-tax effect of the net impairment credit as discussed previously.
Six Month Results
Revenues in the first six months of 2009 decreased $115.3 million (11 percent) to $898.5 million, compared to $1,013.8 million in the same period of 2008. This decrease was attributed to lower volume in most product lines and unfavorable changes in foreign currency exchange rates, partially offset by the incremental effect of acquisitions.
Gross profit decreased $58.1 million (18 percent) to $271.1 million in the six months ended June 30, 2009, compared to 2008, as a result of the lower revenue, unfavorable mix associated with the lower volume of petroleum pump shipments and unfavorable changes in foreign currency exchange rates. Gross profit as a percentage of revenues decreased to 30.2 percent in the six-month period of 2009, compared with 32.5 percent in 2008, due primarily to product mix and lower leverage of fixed and semi-fixed costs as production volume declined (see the Selected Financial Data Schedule at the end of this press release).
As a percentage of revenues, selling and administrative expenses increased to 20.2 percent in the six months ended June 30, 2009, from 17.5 percent in 2008, as a result of lower leverage as revenue declined, despite cost reductions realized. Selling and administrative expenses increased $4.8 million in the first six months of 2009 to $181.8 million, due primarily to acquisitions ($44.4 million), partially offset by cost reductions realized through integration initiatives, including reductions in compensation and benefit expenses, and changes in foreign currency exchange rates.
Operating income decreased $351.1 million to a loss of $201.6 million in the six-month period of 2009, compared to the same period of 2008, including impairment charges of $261.1 million and profit improvement initiatives and non-recurring items totaling $28.0 million. Operating losses as a percentage of revenues were 22.4 percent in the first six months of 2009, compared to operating earnings as a percentage of revenues of 14.8 percent in the same period of 2008. The reduced operating income as a percentage of revenues primarily reflects the impact of the impairment charges, profit improvement initiatives and non-recurring expenses, as well as the Company’s reduced leverage as revenue volume declined and unfavorable product mix. These items were partially offset by cost reductions, including acquisition integration initiatives.
Adjusted Operating Income for the six-month period ended June 30, 2009 was $87.5 million and Adjusted Operating Income as a percentage of revenues was 9.7 percent. Adjusted DEPS for the six-month period ended June 30, 2009 were $1.01. Costs associated with profit improvement initiatives, non-recurring expenses and impairment charges reduced operating income by $289.1 million and operating margin by 32.1 percentage points. Financial results of acquisitions reduced Adjusted Operating Income by $1.3 million and Adjusted Operating Income as a percentage of revenues by 2.8 percentage points. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes was $9.9 million in the six months ended June 30, 2009, compared to $39.1 million in the same period of 2008. The provision in 2009 reflected the reversal of deferred tax liabilities totaling $9.1 million associated with the impairment charges described above, and, in the first quarter, expense of $8.6 million associated with the write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir. In the first quarter of 2009, the provision for income taxes also included the reversal of an income tax reserve related to a prior acquisition and related interest totaling $3.6 million.
The Company generated a net loss of $224.3 million in the first six months of 2009, compared to net income of $100.4 million in the same period of 2008. On a diluted per share basis, the net loss was $4.33 for the six months ended June 30, 2009, compared to DEPS of $1.87 for the same period of the previous year.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2008, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and six-month periods ended June 30, 2009 and 2008 follow.
Gardner Denver will broadcast a conference call to discuss results for the second quarter of 2009 on Friday, July 24, 2009 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.GardnerDenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2008 revenues of approximately $2.0 billion, is a leading worldwide manufacturer of screw, vane and reciprocating compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.GardnerDenver.com).

(1)	Segment operating income (loss) (defined as income (loss) before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income (loss) to consolidated operating income (loss) and consolidated income (loss) before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2009	2008	Change	2009	2008	Change

Revenues	$436,049	$518,112	(16)	$898,529	$1,013,782	(11)
Cost of sales	305,513	350,236	(13)	627,382	684,580	(8)

Gross profit	130,536	167,876	(22)	271,147	329,202	(18)
Selling and administrative expenses	87,170	90,368	(4)	181,753	176,987	3
Other operating expense, net	21,027	3,913	NM	29,900	2,672	NM
Impairment charges, net	(3,935)	—	NM	261,065	—	NM

Operating income (loss)	26,274	73,595	(64)	(201,571)	149,543	NM
Interest expense	6,611	5,041	31	14,268	10,641	34
Other income, net	(1,243)	(336)	NM	(1,431)	(577)	NM

Income (loss) before income taxes	20,906	68,890	(70)	(214,408)	139,479	NM
Provision for income taxes	(4,005)	19,324	NM	9,850	39,054	(75)

Net income (loss)	$24,911	$49,566	(50)	$(224,258)	$100,425	NM

Basic earnings (loss) per share	$0.48	$0.94	(49)	$(4.33)	$1.90	NM

Diluted earnings (loss) per share	$0.48	$0.93	(48)	$(4.33)	$1.87	NM

Basic weighted average number of shares outstanding	51,852	52,753		51,809	52,891

Diluted weighted average number of shares outstanding	52,102	53,464		51,809	53,606

Shares outstanding as of June 30	51,974	53,217

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	6/30/2009	3/31/2009	Change	12/31/2008

Cash and equivalents	$120,484	$132,741	(9)	$120,735
Accounts receivable, net	340,358	356,711	(5)	388,098
Inventories, net	249,809	270,499	(8)	284,825
Total current assets	778,082	811,474	(4)	857,564

Total assets	2,005,019	1,971,916	2	2,340,125

Short-term borrowings and current maturities of long-term debt	34,334	37,143	(8)	36,968
Accounts payable and accrued liabilities	305,104	334,596	(9)	360,414
Total current liabilities	339,438	371,739	(9)	397,382
Long-term debt, less current maturities	440,361	464,020	(5)	506,700

Total liabilities	1,015,010	1,050,733	(3)	1,141,377

Total stockholders’ equity	$990,009	$921,183	7	$1,198,748

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2009	2008	Change	2009	2008	Change
Industrial Products Group
Revenues	$250,281	$269,270	(7)	$504,154	$515,381	(2)
Operating (loss) income	(6,969)	29,509	NM	(269,056)	54,360	NM
% of revenues	(2.8%)	11.0%		(53.4%)	10.5%
Orders	213,609	252,422	(15)	458,286	525,696	(13)
Backlog	221,583	235,308	(6)	221,583	235,308	(6)

Engineered Products Group
Revenues	185,768	248,842	(25)	394,375	498,401	(21)
Operating income	33,243	44,086	(25)	67,485	95,183	(29)
% of revenues	17.9%	17.7%		17.1%	19.1%
Orders	150,769	246,754	(39)	299,154	498,430	(40)
Backlog	231,970	357,579	(35)	231,970	357,579	(35)

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating (loss) income	$(6,969)	$29,509		$(269,056)	$54,360
Engineered Products Group operating income	33,243	44,086		67,485	95,183

Consolidated operating income (loss)	26,274	73,595		(201,571)	149,543
% of revenues	6.0%	14.2%		(22.4%)	14.8%
Interest expense	6,611	5,041		14,268	10,641
Other income, net	(1,243)	(336)		(1,431)	(577)

Income (loss) before income taxes	$20,906	$68,890		$(214,408)	$139,479

% of revenues	4.8%	13.3%		(23.9%)	13.8%

The Company has determined its reportable segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” and evaluates the performance of its reportable segments based on operating income (loss), which is defined as income (loss) before interest expense, other income, net, and income taxes. Reportable segment operating income (loss) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income (loss) and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.
Effective January 1, 2009, the Company reorganized its five former operating divisions into two major product groups: the Industrial Products Group and the Engineered Products Group. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is comprised of the former Engineered Products (excluding the multistage centrifugal blower operations), Thomas Products and Fluid Transfer Divisions. These changes were designed to streamline operations, improve organizational efficiencies and create greater focus on customer needs.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		%		%
	$ Millions	Change	$ Millions	Change
Industrial Products Group
2008 Revenues	269.3		515.4
Incremental effect of acquisitions	93.0	35	187.3	36
Effect of currency exchange rates	(15.6)	(6)	(32.4)	(6)
Organic growth	(96.4)	(36)	(166.1)	(32)

2009 Revenues	250.3	(7)	504.2	(2)

2008 Orders	252.4		525.7
Incremental effect of acquisitions	78.2	31	170.8	33
Effect of currency exchange rates	(13.9)	(5)	(29.4)	(6)
Organic growth	(103.1)	(41)	(208.8)	(40)

2009 Orders	213.6	(15)	458.3	(13)

Backlog as of 06/30/08	235.3
Incremental effect of acquisitions	89.2	38
Effect of currency exchange rates	(12.0)	(5)
Organic growth	(90.9)	(39)

Backlog as of 06/30/09	221.6	(6)

Engineered Products Group
2008 Revenues	248.8		498.4
Incremental effect of acquisitions	—	—	—	—
Effect of currency exchange rates	(12.7)	(5)	(27.8)	(6)
Organic growth	(50.3)	(20)	(76.2)	(15)

2009 Revenues	185.8	(25)	394.4	(21)

2008 Orders	246.8		498.4
Incremental effect of acquisitions	—	—	—	—
Effect of currency exchange rates	(11.7)	(5)	(22.6)	(5)
Organic growth	(84.3)	(34)	(176.6)	(35)

2009 Orders	150.8	(39)	299.2	(40)

Backlog as of 06/30/08	357.6
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	(15.0)	(4)
Organic growth	(110.6)	(31)

Backlog as of 06/30/09	232.0	(35)

Consolidated Revenues
2008	518.1		1,013.8
Incremental effect of acquisitions	93.0	18	187.3	19
Effect of currency exchange rates	(28.3)	(5)	(60.2)	(6)
Organic growth	(146.8)	(29)	(242.4)	(24)

2009	436.0	(16)	898.5	(11)

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		%	% of		%	% of
	$ Millions	Change	Revenues	$ Millions	Change	Revenues
Selling & Administrative Expenses
2008	90.4		17	177.0		17
Incremental effect of acquisitions	21.8	24	23	44.4	25	24
Effect of currency exchange rates	(6.8)	(8)		(14.0)	(8)
Other changes	(18.2)	(20)		(25.6)	(14)

2009	87.2	(4)	20	181.8	3	20

Adjusted Operating Income (2)
2008	77.5		15	153.5		15
Incremental effect of acquisitions	(1.1)	(1)	(1)	(1.3)	(1)	(1)
Effect of currency exchange rates	(1.2)	(1)		(4.9)	(3)
Other changes	(33.0)	(44)		(59.8)	(39)

2009	42.2	(46)	10	87.5	(43)	10

(2)	See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS.”

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME (LOSS) AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assist investors in performing financial analysis that is consistent with financial models developed by research analysts, provide management with a more accurate measurement of operating performance, and are more useful in determining management compensation. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

	Three Months Ended			Six Months Ended
	June 30, 2009			June 30, 2009
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating (loss) income	$(6,969)	$33,243	$26,274	$(269,056)	$67,485	$(201,571)
% of revenues	(2.8%)	17.9%	6.0%	(53.4%)	17.1%	(22.4%)

Adjustments to operating (loss) income:
Profit improvement initiatives (3)	16,682	3,073	19,755	18,203	9,416	27,619
Non-recurring (credits) expenses, net (4)	(145)	285	140	(89)	482	393
Impairment charges, net (5)	(3,935)	—	(3,935)	261,065	—	261,065

Total adjustments to operating (loss) income	12,602	3,358	15,960	279,179	9,898	289,077

Adjusted Operating Income	$5,633	$36,601	$42,234	$10,123	$77,383	$87,506
% of revenues, as adjusted	2.3%	19.7%	9.7%	2.0%	19.6%	9.7%

	Three Months Ended			Six Months Ended
	June 30, 2008			June 30, 2008
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income	$29,509	$44,086	$73,595	$54,360	$95,183	$149,543
% of revenues	11.0%	17.7%	14.2%	10.5%	19.1%	14.8%

Adjustments to operating income:
Non-recurring expenses, net (4)	2,046	1,889	3,935	2,046	1,889	3,935

Total adjustments to operating income	2,046	1,889	3,935	2,046	1,889	3,935

Adjusted Operating Income	$31,555	$45,975	$77,530	$56,406	$97,072	$153,478
% of revenues, as adjusted	11.7%	18.5%	15.0%	10.9%	19.5%	15.1%

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2009	2008	Change	2009	2008	Change

Diluted earnings (loss) per share	$0.48	$0.93	(48)	$(4.33)	$1.87	NM

Adjustments to diluted earnings (loss) per share:
Profit improvement initiatives (3)	0.26	—		0.37	—
Non-recurring expenses and other, net (4)	0.01	0.05		0.02	0.05
Impairment charges, net (5)	(0.25)	—		4.85	—
Non-cash income tax items (6)	—	—		0.10	—

Total adjustments to diluted earnings (loss) per share	0.02	0.05		5.34	0.05

Adjusted Diluted Earnings Per Share	$0.50	$0.98	(49)	$1.01	$1.92	(47)

(3)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint.

(4)	Consists primarily of certain non-recurring retirement expenses, acquisition due diligence and certain integration costs and the effect of share dilution.

(5)	Includes charges for the impairment of goodwill and a certain trade name.

(6)	Includes an $8.6 million ($0.17 per share) write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir, partially offset by the reversal of an income tax reserve and related interest totaling $3.6 million ($0.07 per share) associated with the completion of a foreign tax examination in the first quarter of 2009.